Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 (No. 333-00000) and related Prospectus, of Barclays Bank PLC for the registration of senior debt securities, dated and undated subordinated securities, preference shares and American depositary shares and to the incorporation by reference therein of our reports dated April 2, 2007, with respect to the consolidated financial statements of ABN AMRO Holding N.V., ABN AMRO Holding N.V. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ABN AMRO Holding N.V. included in the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands

August 31, 2007

/s/ Ernst & Young
Ernst & Young Accountants